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                                                                    EXHIBIT 10.3

                  AMENDED AND RESTATED MANUFACTURING AGREEMENT

         THIS AMENDED AND RESTATED MANUFACTURING AGREEMENT (this "Agreement") is made and entered into this 10th day of February 2005 by and among ADM Tronics Unlimited, Inc., a Delaware corporation ("ADM"), Sonotron Medical Systems, Inc., a Delaware corporation ("SMS"), and Ivivi Technlogies, Inc., a New Jersey corporation ("IVIVI" and together with SMS, the "Subsidiaries"), all of the foregoing corporations with a principal place of business at 224 Pegasus Avenue, Northvale, New Jersey 07647.

                                   WITNESSETH

         WHEREAS, ADM, SMS, IVIVI and Vet-Sonotron Systems, Inc., a Delaware corporation ("VET"), entered into a manufacturing agreement, dated as of August 15, 2001 (the "Existing Manufacturing Agreement"), pursuant to which ADM, a Registered Medical Device Manufacturing Facility, as such term is defined pursuant to the U.S. Food and Drug Administration ("FDA") medical device regulations, manufactures electronic and other medical and non-medical devices and products for the Subsidiaries;

         WHEREAS, in April 2003, the operations of VET were transferred from ADM to IVIVI;

         WHEREAS, ADM and the Subsidiaries desire to amend and restate the Existing Manufacturing Agreement to, among other things, (i) provide each Subsidiary with protection of its proprietary and confidential information and
(ii) provide each Subsidiary with the right to engage third-party manufacturers to manufacture any or all of its products in the event ADM is unable to perform, or otherwise in breach of any of, its obligations under this Agreement; and

         WHEREAS, the Subsidiaries desire to have ADM continue to provide manufacturing and regulatory services to the Subsidiaries and ADM desires to continue to provide such services to the Subsidiaries on terms and conditions as herein contained.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration the receipt and sufficiency is hereby acknowledged, the parties hereto agree as follows:

         1. ADM shall be the exclusive manufacturer of all current and future medical, non-medical and veterinary electronic and other devices or products to be sold, rented or leased by the Subsidiaries (referred to herein as the "Products") under the terms and conditions herein contained.

         2. ADM will manufacture the Products for the Subsidiaries to appropriate standards and quality commensurate with the type of product and intended use, it being understood by the parties hereto that this will include Good Manufacturing Practices ("GMP") and Quality Service Requirements ("QSR") consistent with FDA regulations.

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         3. ADM shall invoice the Subsidiaries for any of the Products manufactured at an amount equal to the Direct Cost plus 20%. It being understood by the parties hereto that Direct Cost shall be defined and determined as the actual, invoiced cost for all raw materials, parts, components or other physical items that are incorporated into or consumed in the manufacture of the Products plus a direct labor charge equal to the number of hours or portions of hours required to produce the Products multiplied by the standard hourly manufacturing labor rate of ADM. Direct Cost shall not include an allocation for overhead, insurance, administration, rent or other expenses not directly related to the manufacture of the Products.

         4. Each Subsidiary shall purchase and provide ADM with the raw materials, parts, components or other items that may be required for ADM to manufacture such Subsidiary's Products.

         5. All invoices from ADM to the Subsidiaries shall be immediately due and payable upon completion of manufacture of the Products and shall be paid by the Subsidiaries to ADM in U.S. funds by check, wire transfer or other means acceptable to ADM. All invoices shall include a price per unit (such price to be the Direct Cost plus 20%) multiplied by the number of units manufactured.

         6. Any invoice not paid within 10 days of its due date shall accrue interest at the rate of 1% per month for any month or portion of a month during which time such invoice remains unpaid, it being understood by the parties hereto that time is of the essence.

         7. In accordance with FDA regulations for medical device manufacture, ADM shall maintain Device History Records (within the meaning of the FDA regulations) for any of the Products manufactured based upon serial numbers however it will not be responsible for Device Master Records and Device Design Files (each, within the meaning of the FDA regulations), such being the responsibility and expense of the Subsidiaries.

         8. ADM warrants the Products against defects in material and workmanship for a period of 90 days after the completion of manufacture. After such 90-day period, ADM will provide repair services for the Products to the Subsidiaries at its customary hourly repair rate plus the cost of any parts, components or items necessary to repair the Products. The Subsidiaries shall pay any repair invoices to ADM under the same terms as contained in Sections 5 and 6 herein.

         9. As between each of the Subsidiaries on the one hand and ADM on the other hand, each Subsidiary is the sole and exclusive owner of all inventions, patents, patent applications, copyrights, trade secrets, know-how, proprietary information and other intellectual property rights relating to the Products of such Subsidiary or any improvements thereto (the "Product IP"), whether existing prior to or after the date hereof and regardless of the party responsible for creating, conceiving or reducing to practice such Product IP. To the extent any intellectual property rights that are included in the Product IP would otherwise vest in ADM or any of its employees or subcontractors, ADM hereby assigns to the applicable Subsidiary all right, title and interest in and to such intellectual property rights, and agrees to execute, acknowledge and deliver to such Subsidiary, and to cause its employees and subcontractors to execute, acknowledge and deliver to such Subsidiary, any further assignments and other documents that such Subsidiary reasonably deems necessary or desirable to perfect or further evidence such assignment. ADM agrees to reasonably cooperate with such Subsidiary, or any person to whom such Subsidiary may have assigned such intellectual property rights, in securing for such Subsidiary or such assignee any patents or other intellectual property protections which such Subsidiary or assignee may seek anywhere in the world to obtain in connection therewith, and ADM shall, and shall cause persons employed by or otherwise engaged by ADM, to execute, acknowledge and deliver to such Subsidiary or such Subsidiary's assignee all instruments which such Subsidiary shall reasonably require, give evidence and do all things which are necessary or desirable to enable such Subsidiary or its assignee to file and prosecute applications for, and to acquire, maintain and enforce, all such patents and other intellectual property protections. The provisions of this Section 9 shall survive any termination or expiration of this Agreement.


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         10. To the extent ADM, prior to or after the date hereof, has obtained or obtains access to or knowledge of any non-public information relating to any Product designs, specifications, components or technologies, or relating to any other trade secrets, know-how or proprietary information included in the Product IP (collectively, "Information"), ADM shall maintain such Information as confidential information of the applicable Subsidiary, using no less than a reasonable degree of care, and shall not use or disclose any such Information other than in connection with the performance of its obligations under this Agreement. Upon request of the applicable Subsidiary, ADM shall return to such Subsidiary, or destroy and provide such Subsidiary with written certification of such destruction, all documents, computer files and other materials in ADM's possession or control, including all copies thereof, that contain or are derived from any Information of such Subsidiary. The provisions of this Section 10 shall survive any termination or expiration of this Agreement.

         11. Notwithstanding anything contained herein to the contrary, ADM shall notify each Subsidiary immediately if ADM is, or expects that it will be, unable to fulfill any of its obligations to such Subsidiary under this Agreement or is otherwise in breach of any of its obligations to such Subsidiary under this Agreement. In the event ADM is unable to full, or is otherwise in breach of, any of its obligations under this Agreement, such Subsidiary shall have the right, without penalty or prejudice to Subsidiary's other rights hereunder, to engage a third-party or third-parties to manufacture any or all of such Subsidiary's Products. In such event, if a Subsidiary elects to exercise its right to utilize a third-party or third-parties to supplement the manufacture of its Products pursuant to this Paragraph 10, at such Subsidiary's request, ADM shall accept delivery of such Products from such third-party or third parties, finalize the manufacture of such Products to the extent necessary for such Subsidiary to comply with FDA regulations and ensure that the design, testing, control, documentation and other quality assurance procedures with respect to the manufacturing process of such Products have been followed.

         12. The Subsidiaries confirm that this Agreement does not infer any other relationship between ADM and the Subsidiaries and does not obligate ADM to be responsible for any debts or other liabilities of the Subsidiaries. The Subsidiaries are separate entities and each is responsible for any liabilities that may be created.


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         13. This Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey and shall not be modified or terminated except by a written instrument executed by the parties hereto.

         14. This Agreement supercedes any previous agreements, whether written or oral, between and/or among the parties hereto, and, in particular, the previous agreement regarding the provision of manufacturing services from ADM to certain of the Subsidiaries.



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                  IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be signed as of the date first above written.



                                        ADM TRONICS UNLIMITED, INC.


                                        By: /s/ Andre' DiMino
                                            --------------------------
                                            Name: Andre' DiMino
                                            Title: President


                                        IVIVI TECHNOLOGIES, INC.


                                        By: /s/ Andre' DiMino
                                            --------------------------
                                            Name: Andre' DiMino
                                            Title: Chairman and CFO


                                        SONOTRON MEDICAL SYSTEMS, INC.


                                        By: /s/ Andre' DiMino
                                            --------------------------
                                            Name: Andre' DiMino
                                            Title: President


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